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                                                                   Exhibit 10.15

                              EMPLOYMENT AGREEMENT

      This EMPLOYMENT AGREEMENT is made and entered into as of ________, 20__ (the "Effective Date"), by and between ______________________ ("Executive") and Hyland Software, Inc., an Ohio corporation (the "Company").

                                    RECITALS:

      A. Executive possesses an intimate knowledge of the business and affairs of the Company and its policies, methods, personnel and plans for the future.

      B. The Board of Directors of the Company (the "Board") recognizes that Executive's contribution to the growth and success of the Company has been substantial and desires to assure the Company of Executive's continued employment in an executive capacity and to compensate him accordingly.

      C. Executive is desirous of committing himself to continuing to serve the Company on the terms herein provided.

      In consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.    DUTIES AND SCOPE OF EMPLOYMENT.

      (a)   Position and Duties. During the "Employment Period," the Company
agrees to employ Executive as its         , reporting directly to the Board.
Executive shall have such duties and authority as are commensurate with one employed in his positions, as may be customarily incident to such positions, and as may be assigned to Executive from time to time by the Board. Executive shall diligently, to the best of his ability, and with the highest degree of good faith and loyalty, perform all such duties incident to his positions and use his best efforts to promote the interests of the Company.

      (b) Obligations to the Company. During the Employment Period, Executive shall devote his full time and energy to the business and affairs of the Company. Executive shall comply with the Company's policies and rules, as they may be in effect from time to time during the Employment Period.

      (c) No Conflicting Obligations. Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. Executive represents and warrants that he will not use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information or intellectual property in which any third party has any right, title or interest, without the consent of such third party; and that his employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any third party. Executive acknowledges that he was specifically told that (1) it is not the intention of the Company to obtain from him any trade secrets or other proprietary information or intellectual
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property of Executive's prior employers, and (2) if he feels that any assignment which he may be given while in the employ of the Company requires or makes likely the use or disclosure of any such trade secrets or other proprietary information or intellectual property, Executive should promptly bring this to the attention of the Board.

      (d) Conflict of Interest. During the Employment Period Executive agrees that he shall not, acting alone or in conjunction with others, directly or indirectly, become involved in a conflict of interest or, upon discovery thereof, allow such a conflict of interest to continue. Moreover, Executive agrees that he shall immediately disclose to the Company any facts that might involve any reasonable possibility of a conflict of interest. It is agreed that any direct or indirect interest, connection with or benefit from any outside activities, where such interest might in any way adversely affect the Company, involves a possible conflict of interest. Circumstances in which a conflict of interest on the part of Executive might arise, and which must be reported immediately by Executive to the Company, include, but are not limited to, the following: (1) ownership of a material interest (which the parties agree shall not include the ownership of less than one percent (1%) of the outstanding voting securities of any business entity whose securities are listed on a national securities exchange or on the NASDAQ National Market System) in any supplier, contractor, subcontractor, customer or other entity with which the Company does business; (2) acting in any capacity, including director, officer, partner, consultant, employee, distributor, agent or the like for a supplier, contractor, subcontractor, customer or other entity with which the Company does business; (3) accepting, directly or indirectly, material payments, services or loans (but specifically excluding personal loans from a bank or comparable financial institution that are entered into on fair market terms comparable to the terms extended by the lender to other customers) from a supplier, contractor, subcontractor, customer or other entity with which the Company does business, including gifts in excess of $50.00 in any individual case or any trips; (4) misuse of the Company's information or facilities to which Executive has access in a manner which will be detrimental to the Company's interests, such as utilization for Executive's own benefit of know-how, inventions or information developed through the Company's business activities; (5) disclosure or other misuse of confidential or proprietary information of any kind obtained through Executive's connection with the Company; (6) appropriation by Executive or the diversion to others, directly or indirectly, of any business opportunity in which it is known or could reasonably be anticipated that the Company would be interested; and (7) the ownership, directly or indirectly, of a material interest in a "Competitor" of the Company, or acting as an owner, director, principal, officer, partner, consultant, employee, agent, servant or otherwise of any Competitor of the Company. Notwithstanding the foregoing, no conflict of interest will be in violation of this Section 1(d) if Executive has promptly disclosed such conflict of interest in full and thereafter the Board approves the transaction or transactions in which such conflict of interest arises.

2.    TERM OF EMPLOYMENT.

      (a) General. The Company agrees to continue Executive's employment, and Executive agrees to remain in the employment of the Company, from the Effective Date for a period of three (3) years, unless Executive's employment terminates earlier pursuant to the termination and resignation provisions of Section 2(b) below (the "Employment Period"). Executive's employment with the Company shall be "at will," which means that either Executive

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or the Company may terminate Executive's employment at any time, for any reason, with "Cause," "Without Cause," for "Good Reason," without Good Reason or by reason of "Disability." Any contrary representations, commitments or agreements that may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company regarding the "at will" nature of Executive's employment, which may only be changed in an express written agreement signed by Executive and the Chairman; provided, that Executive also acknowledges that he shall be subject to and shall comply with the provisions of the Company's Employee Handbook, as in effect from time to time, other than any provisions of such Employee Handbook that are in conflict with or inconsistent with this Agreement (with respect to which the provisions of this Agreement will control).

      (b)   Termination.

            (1) Resignation or Termination Requiring Notice. The Company may terminate Executive's employment at any time for any reason (or no reason), and for Cause, Without Cause or by reason of Disability. Executive may terminate Executive's employment at any time for any reason (or no reason), and for Good Reason, without Good Reason or by reason of Disability. The terminating party shall effect any such resignation or termination by giving the other party notice in writing to such effect specifying in reasonable detail the circumstances providing a basis for resignation or termination.

            (2) Notice Period. In the case of termination by the Company for Cause or termination by either party for Disability, notice under subparagraph
(1) shall be effective immediately. In the case of termination by the Company Without Cause, notice under subparagraph (1) shall be given at least ninety (90) days in advance. In the case of resignation by Executive for Good Reason, notice under subparagraph (1) shall be given at least thirty (30) days in advance. In the case of resignation by Executive without Good Reason, notice under subparagraph (1) shall be given at least ninety (90) days in advance.

            (3) Termination Upon Death. Executive's employment shall terminate automatically and immediately in the event of his death.

3.    COMPENSATION.

      (a) Base Salary. During the Employment Period, the Company shall pay Executive as compensation for his services an annualized base salary of ________ Dollars ($________), less applicable deductions and withholdings, payable in accordance with the Company's standard payroll schedule and practices. The compensation specified in this Section 3(a), together with any increases in such compensation that the Company may grant from time to time, are referred to in this Agreement as "Base Salary." The Base Salary will be reviewed at least annually and shall be subject to change from time to time as the Board (or, if required, the Conflict of Interest Committee or the Compensation Committee of the Board) may determine, in its discretion.

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      (b)   Bonus. During the Employment Period, Executive will be eligible to earn cash bonuses, if any, as follows: (1) in accordance with the bonus plan maintained by the Company for its executive officers generally, and (2) as the Board (or, if required, the Conflict of Interest Committee or the Compensation Committee of the Board) may determine, in its discretion.

      (c) Stock Options. Prior to the Effective Date, Executive has been granted stock options pursuant to the Company's 1998 Share Incentive Compensation Plan (the "1998 Plan"). During the Employment Period, Executive shall be entitled to participate in future stock option grants under the 1998 Plan, the Company's 2003 Share Incentive Compensation Plan (the "2003 Plan") and such other stock-based incentive compensation plans as the Company may adopt from time to time for its employees or senior executives generally, in accordance with the terms and conditions of the 1998 Plan, the 2003 Plan and such other plans and the determinations of the Stock Options Committee of the Board. Executive's stock options shall continue to vest in accordance with the 1998 Plan, the 2003 Plan and such other plans and the stock option agreements between the Company and Executive evidencing such stock options.

      As of the Effective Date, all Stock Option Agreements to which Executive is currently a party with the Company related to the Company's Common Shares are amended in accordance with the provisions set forth on Exhibit A attached to this Agreement.

      (d) Vacation and Other Benefits. During the Employment Period, Executive shall be eligible for vacation each year in accordance with the Company's standard policy for senior executives, as it may be amended from time to time. Executive shall be eligible during the Employment Period to participate in any employee benefit plans or programs generally available to the other senior executives of the Company, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determinations of any person or committee administering such plan or program. The Company reserves the right to amend, modify or terminate any employee benefits generally available to senior executives at any time for any reason.

      (e) Business Expenses. During the Employment Period, Executive shall be authorized to incur necessary and reasonable travel and other business expenses in connection with his duties hereunder, pursuant to and consistent with policies and procedures as established by the Company and as may be modified from time to time. The Company shall reimburse Executive for such expenses upon presentation of an itemized account and appropriate supporting documentation, in accordance with Company policies and procedures.

4.    PAYMENTS, BENEFITS AND ACCELERATION FOLLOWING RESIGNATION OR TERMINATION.

      (a) Resignation for Good Reason or Termination Without Cause Following Change of Control. Subject to Section 4(e) of this Agreement, if, within one (1) year following a "Change of Control," Executive resigns for Good Reason or the Company terminates Executive's employment Without Cause, then Executive will be paid his Base Salary and all unused vacation earned through the date of termination and Executive also shall receive:

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            (1)   A lump sum severance payment equal to one hundred percent
(100%) of Executive's annual Base Salary for the Severance Determination Period, less applicable deductions and withholdings;

            (2) The full amount of any cash bonuses that would have been earned by Executive for the fiscal year in which Executive is terminated, less applicable deductions and withholdings; and

            (3) Should Executive be eligible for and elect to continue his Company health insurance pursuant to COBRA, payment of COBRA premiums for a period following the termination date of Executive's employment equal in duration to the Severance Determination Period.

      (b) Resignation for Good Reason or Termination Without Cause Outside of a Change of Control. Subject to Section 4(e) of this Agreement, if Executive resigns for Good Reason or the Company terminates Executive's employment Without Cause when no Change of Control has occurred in the prior one (1) year period, then Executive shall receive:

            (1) Base Salary continuation payments in accordance with the Company's standard payroll practices until the last day of a period following the termination date of Executive's employment equal in duration to the Severance Determination Period, less applicable deductions and withholdings;

            (2) The full amount of any cash bonuses that would have been earned by Executive for the fiscal year in which Executive is terminated, less applicable deductions and withholdings; and

            (3) Should Executive be eligible for and elect to continue his Company health insurance pursuant to COBRA, payment of COBRA premiums until the earlier of: (A) the date on which Executive commences full-time employment for any person, venture, partnership or other entity; or (B) the date upon which Executive becomes eligible for any other plan or program providing any benefits that are similar to any benefits provided under the Company health insurance.

      (c) Resignation without Good Reason or Termination for Cause. If Executive resigns without Good Reason or the Company terminates Executive's employment for Cause, then upon the termination of Executive's employment Executive will be paid his Base Salary and all unused vacation earned through the date of termination, but nothing else, under this Agreement and all compensation and benefits will cease on Executive's date of employment termination.

      (d) Termination Due to Death or Disability. If Executive's employment is terminated due to death or Disability, then Executive, or Executive's estate, will receive: (1) payment for all Base Salary and accrued but unused vacation earned through the date of termination; and (2) a lump-sum payment equal to the pro-rata portion of the full cash bonuses Executive otherwise would have earned for the fiscal year in which such termination occurs, based on Executive's length of service during such fiscal year.

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      (e)   Release Required. As a prior condition to Executive receiving any payment or benefit under Sections 4(a) or 4(b) of this Agreement, Executive shall execute a full release of known and unknown claims against the Company, its successors, affiliates, shareholders, directors, officers, employees, agents, advisors and representatives, in a form designated by the Company.

5.    NON-COMPETITION; NON-SOLICITATION; NON-DISCLOSURE AND INVENTIONS.

      (a)   Non-Competition. During the Employment Period and:

            (1) in the event Executive's employment is terminated by the Company for Cause or Executive resigns without Good Reason, then for a period of two (2) years thereafter; or

            (2) in the event Executive's employment is terminates for any reason (other than Executive's death) not covered by clause (1) above, then for a period of eighteen (18) months thereafter,

Executive shall not engage in any "Competitive Activity." Executive agrees that if there is any reasonable question regarding whether or not a contemplated activity would be a Competitive Activity, Executive will consult with the Board before engaging in the contemplated activity. The Board will determine in its sole discretion whether the activity contemplated by Executive is a Competitive Activity.

      (b) Non-Solicitation. During the Employment Period and for a period of three (3) years thereafter, Executive shall not, directly or indirectly, personally or through others, solicit or encourage, or attempt to solicit or encourage (on Executive's own behalf or on behalf of any other person or entity), for hire any employee or consultant of the Company or of any of the Company's "affiliates."

      (c)   Non-Disclosure and Inventions.

            (1) Confidentiality. Executive will not, either during the Employment Period or thereafter, except as authorized or directed by the Company in writing, disclose to others or use for Executive's or any others' benefit any confidential information, trade secrets, or business sensitive information relating to the Company's business or disclosed to the Company by other parties (such as persons or organizations having a contractual relationship with the Company) which come to Executive's knowledge during employment with the Company.

            (2) Return of Records. On termination of employment, Executive shall deliver to the Company all software, records, reports, data, notes, memoranda, models, and equipment of any nature that are in Executive's possession or under Executive's control and that are prepared or acquired in the course of Executive's employment relationship with Hyland. Further, Executive agrees not to take with him information or data of any description or

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reproduction of any information that relates to the business of the Company or to parties in a contract relationship with the Company.

            (3) Assignment and Discoveries. Except as provided below, Executive will promptly disclose and assign to the Company or others designated by the Company, free from any obligation to Executive, every invention, product, process, apparatus, or design that Executive, individually or jointly, during the period of Executive's employment by the Company, may make, invent, discover, conceive or originate. Executive warrants that he or she has no obligation to assign the property described in this paragraph (3) to any other party. This provision does not apply to those items excepted in paragraph (7) below.

            (4) Cooperation. Executive will, without expense to Executive, fully cooperate with the Company or its designees in applying for and securing in the name of the Company or its designees patents with respect to the discoveries described in paragraph (3) above in each country in which the Company or its designees may desire to secure patent protection. Executive will promptly execute all proper documents presented to him for signature and do all things reasonably required to enable the Company or its designees to secure such patent protection or to transfer legal title therein, together with any patents that may be issued thereon, to the Company or its designees.

            (5) Information and Testimony. Executive will, without expense to Executive, give such true information and testimony, under oath if requested, as may be required by the Company or its designees relative to any discoveries or other property described in paragraph (3) above.

            (6) Assignments of Copyrights. Executive agrees to convey the right to register and to assent to, and assist in the registration or renewal or extension of, copyrights by the Company or its designees in respect of copyrightable material produced or composed by Executive during the period of his employment by the Company, unless excepted in paragraph (7) below or by written consent of Hyland.

            (7) Interests of Executive. As to inventions, applications for patent, and copyrightable material (property) in which Executive presently holds an interest, and which are not subject to this Agreement:

      [ ]   Executive has no such property.

      [ ] Executive has attached separate pages(s) fully describing all such property.

      [ ] Executive previously has disclosed such property to the Company in writing and/or his ownership thereof has been established by action of the Board.

6. COMPANY'S SUCCESSORS. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business or assets. For all purposes under this

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Agreement, the term "Company" shall include any such successor to the Company's business or assets that becomes bound by this Agreement.

7. ARBITRATION. Except as provided in Section 7(b) of this Agreement, Executive and the Company agree to arbitrate before a neutral arbitrator any and all disputes or claims arising from or relating to Executive's employment with the Company, or the termination of that employment, including disputes or claims against any current or former agent or employee of the Company.

      (a) Arbitrable Claims. Arbitrable disputes or claims include those which arise in tort, contract or pursuant to a statute, regulation or ordinance now in existence or which may in the future be enacted or recognized, including, but not limited to, the following claims:

            (1) claims for fraud, promissory estoppel, fraudulent inducement of contract or breach of contract or contractual obligation, whether such alleged contract or obligation be oral, written or express or implied by fact or law;

            (2) claims for wrongful termination of employment, violation of public policy and constructive discharge, infliction of emotional distress, misrepresentation, interference with contract or prospective economic advantage, defamation, unfair business practices, and any other tort or tort-like causes of action relating to or arising from the employment relationship or the formation or termination thereof;

            (3) claims of discrimination, harassment or retaliation under any and all federal, state or municipal statutes, regulations or ordinances that prohibit discrimination, harassment or retaliation in employment, as well as claims for violation of any other federal, state or municipal statute, regulation or ordinance, except as set forth in Section 7(b) below; and

            (4) claims for non-payment or incorrect payment of wages, commissions, bonuses, severance, employee fringe benefits, stock options and the like, whether such claims be pursuant to alleged express or implied contract or obligation, equity, the Ohio Revised Code, the Fair Labor Standards Act, the Employee Retirement Income Securities Act, and any other federal, state or municipal laws concerning wages, compensation or employee benefits.

      (b) Non-Arbitrable Claims. Executive and the Company further understand and agree that the following disputes and claims are not covered by the arbitration agreement contained in this Section 7 and shall therefore be resolved as required by the law then in effect:

            (1) claims for workers' compensation benefits, unemployment insurance or state or federal disability insurance;

            (2) claims concerning the validity, infringement, enforceability or misappropriation of any trade secret, patent right, copyright, trademark or any other intellectual or confidential property held or sought by Executive or the Company;

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            (3)   claims by the Company seeking specific performance or a
restraining order or injunction and based upon any alleged breach by Executive of any of the covenants of Executive set forth in Section 1(d) or Section 5 of this Agreement; and

            (4) any other dispute or claim that has been expressly excluded from arbitration by statute.

      (c) Relief and Review. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes and shall issue a written award that sets forth the essential findings and conclusions on which the award is based. The arbitrator's award shall be final and binding on both the Company and Executive and it shall provide the exclusive remedy(ies) for resolving any and all disputes and claims subject to arbitration under this Agreement. The arbitrator's award shall be subject to correction, confirmation or vacation, as provided by applicable Ohio law setting forth standards for review of arbitration awards.

      (d) Location and Rules. The arbitration shall be conducted in Cuyahoga County, Ohio, or such other location as is mutually agreeable to the parties, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. To the extent that any of the National Rules for the Resolution of Employment Disputes or anything in this Agreement conflicts with any arbitration procedures required by Ohio law, the arbitration procedures required by Ohio law shall govern.

      (e) Costs and Attorneys' Fees. The Company will bear the arbitrator's fee and any other type of expense or cost that Executive would not be required to bear if he were free to bring the dispute(s) or claim(s) in court as well as any other expense or cost that is unique to arbitration. Executive and the Company shall each bear their own attorneys' fees incurred in connection with the arbitration, and the arbitrator will not have authority to award attorneys' fees unless a statute or contract at issue in the dispute specifically authorizes the award of attorneys' fees to the prevailing party, in which case the arbitrator shall have the authority to make an award of attorneys' fees as required or permitted by applicable law. If there is a dispute as to whether the Company or Executive is the prevailing party in the arbitration, the arbitrator will decide this issue.

      (f) WAIVER OF RIGHT TO JURY. EXECUTIVE AND THE COMPANY UNDERSTAND AND AGREE THAT THE ARBITRATION OF DISPUTES AND CLAIMS UNDER THIS AGREEMENT SHALL BE INSTEAD OF A TRIAL BEFORE A COURT OR JURY OR A HEARING BEFORE A GOVERNMENT AGENCY.

8.    Reasonableness of Restraints; Irreparable Harm; Breach of Agreement No
Defense.

      (a)   Executive acknowledges that the covenants of Section 1(d) and
Section 5 of this Agreement are reasonably necessary to protect the Company's goodwill, trade secrets and other business interests and that they will cause Executive no undue hardship.

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      (b)   Executive acknowledges that any breach of the covenants of Section
1(d) or Section 5 of this Agreement will cause the Company immediate irreparable harm and continuing damage for which there will be no adequate remedy at law, and Executive agrees that, in the event of any breach of said obligations and agreements, the Company shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages or posting any bond and to such further relief, including damages, as is proper in the circumstances.

      (c)   Executive acknowledges that the covenants of Section 1(d) and
Section 5 of this Agreement are of the essence of this Agreement. Such covenants shall be construed as independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of such covenants.

      (d) If any of the covenants contained in Section 1(d) or Section 5 of this Agreement, or any portion thereof, shall be found by a court of competent jurisdiction to be invalid or unenforceable to any extent for any reason, such court shall exercise its discretion to reform such covenant to the end that Executive shall be subject to covenants that are reasonable under the circumstances and are enforceable by the Company.

9.    DEFINITIONS. Certain terms used in this Agreement are defined as follows:

      (a) "Affiliate." For all purposes of this Agreement, affiliate of a party shall mean a person that controls, is controlled by or is under common control with such party, either directly or indirectly through one or more other entities that control, are controlled by or are under common control with such party. The term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a party, whether through the ownership of voting securities, through membership, by contract or otherwise.

      (b) "Change of Control." For all purposes of this Agreement, Change of Control shall mean: (1) a sale, exchange or other transfer or assignment, in a single transaction or a series of related transactions, in which securities possessing at least fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction or series of related transactions; (2) the sale, exchange, transfer or other disposition of all or substantially all of the Company's assets in a transaction or a series of related transactions intended to be a complete liquidation or dissolution of the Company; or (3) a merger, consolidation or other similar transaction or series of related transactions that has a result similar to a transactions or series of related transactions described in clause
(1) or (2) above.

      (c) "Good Reason." For all purposes of this Agreement, Good Reason for Executive's resignation will exist if he resigns within sixty (60) days of any of the following events: (1) any change in Executive's Base Salary and/or in the terms of any cash bonus plan or program in which Executive is a participant as a result of which Executive's total cash compensation as in effect immediately prior to such change is reduced by more than twenty-five percent (25%); (2) a change in Executive's position with the Company which substantially

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reduces his duties or level of responsibility; (3) any requirement that
Executive relocate his place of employment by more than two hundred fifty (250) miles from his then current office; provided that any such reduction, change or relocation is effected by the Company without Executive's written consent. A resignation by Executive under any other circumstance or for any other reason will be a resignation without Good Reason.

      (d) "Cause" and "Without Cause." For all purposes of this Agreement, a termination for Cause shall mean a termination by the Company of Executive's employment for any of the following reasons: (1) gross negligence or willful misconduct in the performance by Executive of his duties hereunder; (2) any act of personal dishonesty by Executive in connection with his duties hereunder that has the effect, or could have the effect, of producing substantial personal enrichment of Executive; (3) conviction of Executive of, or a plea of "guilty" or "no contest" by Executive to, a felony under the laws of the United States or any state or political subdivision thereof; (4) Executive's commission of an act of fraud against, or of an act of misappropriation of property belonging to, the Company; or (5) Executive's material breach of any confidentiality and inventions agreement between Executive and the Company. A termination by the Company of Executive's employment other than for Cause or upon Disability will be a termination "Without Cause."

      (e) "Disability." For all purposes of this Agreement, Disability shall mean Executive's inability to carry out his material duties and responsibilities under this Agreement for more than six (6) months in any twelve (12) consecutive month period as a result of incapacity due to mental or physical illness or injury.

      (f) "Competitive Activity." For all purposes of this Agreement, a Competitive Activity means any activity in which Executive directly or indirectly provides services of any kind or nature (whether or not Executive is compensated for such services), including, but not limited to, Executive working in an employment, advisory or consulting capacity, for any Competitor of the Company.

      (g) "Competitor." For all purposes of this Agreement, a Competitor is defined as any person or entity, other than a person or entity that is a solution provider (reseller, OEM, ASP, BPO or other similar business partner under a written agreement that is in effect at the time Executive begins to provide any services in the nature of a Competitive Activity for such solution provider, and that remains in effect for at least one (1) year after the commencement of such services) of the Company, involved in the design, development and creation, and/or the marketing, licensing and distribution, of computer software products that are commonly referred to as "enterprise content management" or "business process management" products.

      (h) "Severance Determination Period." For all purposes of this Agreement, Severance Determination Period means a period of eighteen (18) months.

10.   MISCELLANEOUS PROVISIONS.

      (a) Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or

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when mailed by prepaid overnight courier or by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices shall be addressed to Executive at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chief Financial Officer.

      (b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

      (c) Entire Agreement. Except as set forth in the following sentence, no other agreements, representations or understandings (whether oral or written) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter of this Agreement. This Agreement and the applicable stock option agreements and stock plans referred to in Section 3(c) contain the entire understanding of the parties with respect to the subject matter hereof.

      (d) Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

      (e) Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio, without regard to the conflicts of laws principles thereof.

      (f) Severability. Subject to Section 8(d) of this Agreement, the invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

      (g) No Assignment; Binding Effect. This Agreement and all rights and obligations of Executive hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company's obligations hereunder. This Agreement is binding upon and inures to the benefit of Executive and his heirs, personal representative and successors, and the Company and its successors and assigns.

      (h) 280G. Executive understands and acknowledges that certain benefits provided for under this Agreement may constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). Such parachute payments may be subject to the excise tax imposed by
Section 4999 of the Code. Executive acknowledges and agrees that he will review any tax consequences which may arise as the result of any such parachute payments with his own tax advisors and that he is relying and will rely solely on such advisors and not on any representations of the Company or any of its employees or agents with regard to the possible tax implications of receiving such parachute payments. Executive further

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
acknowledges and agrees that he is responsible for his own tax liability that may arise as the result of any such payments.

      (i) Headings. The headings of the Sections and paragraphs contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.

      (j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

                                        EXECUTIVE:

                                        ----------------------------------------

                                        COMPANY:

                                        HYLAND SOFTWARE, INC.

                                        By:
                                           -------------------------------------
                                        Print Name:
                                                   -----------------------------
                                        Title:
                                              ----------------------------------

                        EXHIBIT A TO EMPLOYMENT AGREEMENT

                      AMENDMENTS TO STOCK OPTION AGREEMENTS

1. Each Schedule A attached to each of the Stock Option Agreements between Executive and the Company in effect on the Effective Date of this Agreement (which Schedules A set forth the terms applicable to individual grants of stock options to Executive covered by such Stock Option Agreements) is amended to delete the provisions thereof entitled "Duration of Exercise Period of Option" and to substitute the following in lieu thereof:

"DURATION OF EXERCISE PERIOD OF OPTION:

            General. The period from the date, and to the extent, such Option becomes exercisable under "VESTING SCHEDULE" below until the tenth (10th) anniversary of the date of grant of such Option, subject to earlier expiration as provided for below. Such Option shall expire at the close of regular business hours at the Company's principal office in Cleveland, Ohio, on the last day of the term of such Option, or, if earlier, on the applicable expiration date provided for below.

      Termination as an Employee of the Company.

                  (1) By the Company Without Cause or By Optionee For Good Reason. If the Optionee ceases to be an employee of the Company by reason of:

                        (A) termination of Optionee's employment by act of the Company "Without Cause," as defined in any Employment Agreement between Optionee and the Company that is in effect at the time of such termination ("Optionee Employment Agreement"); or

                        (B) termination of Optionee's employment by Optionee for "Good Reason," as defined in the Optionee Employment Agreement,

and during a period in which the Optionee was entitled to exercise the Option as described under "VESTING SCHEDULE" below, then Optionee may exercise such Option to the extent of the purchase rights, if any, which existed immediately prior to such termination for a period of three (3) months after the date of such termination. Notwithstanding anything to the contrary set forth herein, the right of Optionee to exercise such Option hereunder shall terminate on the last day of the term of such Option as described under "General" above. Optionee's employment with the Company shall not be deemed to have terminated while he is on a military, sick or other bona fide approved leave of absence from the Company, as such leave of absence is described in Section 1.42-7(h) of the Federal Income Tax Regulations or any lawful successor regulations thereto.

                  (2) By Reason of Death. If Optionee dies while he is an employee of the Company and during a period in which Optionee was entitled to exercise the Option as described under "VESTING SCHEDULE" below, such person or persons as shall have acquired, by will or by the laws of descent and distribution, the right to exercise such Option (the "Personal Representative") may exercise such Option to the extent of the purchase rights, if any, which existed as of the date of the Optionee's death and which have not theretofore been exercised. Notwithstanding anything to the contrary set forth herein, the right of the Optionee's Personal Representative to exercise such Option hereunder shall terminate upon the earlier of the date which is (a) the last day of the term of such Option, or (b) the first anniversary of the date of the Optionee's death.

                  (3) For any Other Reason. On the date the Optionee ceases to be an employee of the Company for any reason not described in paragraph (1) or
(2) above, the Option shall terminate. The Optionee's employment with the Company shall not be deemed to have terminated while he is on a military, sick or other bona fide approved leave of absence from the Company, as such leave of absence is described in Section 1.42-7(h) of the Federal Income Tax Regulations or any lawful successor regulations thereto.

            Dissolution, Liquidation and Certain Mergers. Upon the dissolution or liquidation of the Company the Option shall terminate. Unless the surviving corporation assumes the Option, upon the occurrence of a merger or consolidation in which the Company is not the surviving corporation the Option shall terminate."

2. Each Schedule A attached to each of the Stock Option Agreements between Executive and the Company in effect on the Effective Date of this Agreement (which Schedules A set forth the terms applicable to individual grants of stock options to Executive covered by such Stock Option Agreements) is amended to delete the last sentence in the section captioned "VESTING SCHEDULE" and to add to such section immediately after the table showing the vesting schedule the following:

"If the Optionee ceases to be an employee of the Company by reason of:

                  (1) termination of Optionee's employment by act of the Company "Without Cause," as defined in the Optionee Employment Agreement; or

                  (2) termination of Optionee's employment by Optionee for "Good Reason," as defined in the Optionee Employment Agreement,

and prior to the last day of the term of such Option as described under "DURATION OF EXERCISE PERIOD OF OPTION - General" above, any portion of the Option that is not then vested and entitled to be exercised by Optionee shall immediately vest in full and become exercisable in full by Optionee immediately prior to the time at which such termination of Optionee's employment becomes effective under the terms of the Optionee Employment Agreement.

      To the extent that the Option becomes exercisable with respect to any Shares, as provided above, such Option may be exercised by the Optionee in minimum amounts of at least 1,000 Shares for which such Option is then exercisable, at any time or from time to time prior to the expiration of such Option.

              Schedule of Parties to Form of Employment Agreement
                         with Senior Executive Officer

EXECUTIVE OFFICER                  POSITION                       EFFECTIVE DATE
-----------------                  --------                       --------------
Anthony J. Hyland        President and Chief Executive Officer    May 18, 2004

Christopher J. Hyland    Chairman of the Board, Executive Vice    May 18, 2004
                         President and Chief Financial Officer

Miguel A. Zubizarreta    Executive Vice President-Development     May 18, 2004
                         and Chief Technology Officer